Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

PROPORTIONAL REPRESENTATION PREFERRED LINKED STOCK

OF

PURPLE INNOVATION, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Purple Innovation, Inc., a Delaware corporation (the “Company”), does, as of this 27th day of April 2023, hereby certify as follows:

1.    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority conferred upon the Board of Directors of the Company (the “Board”) in accordance with the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws, as amended, the Board adopted the following resolutions respecting the Proportional Representation Preferred Linked Stock, which resolutions have not been amended or rescinded:

FURTHER RESOLVED, .. . . that no shares of the Company’s “Proportional Representation Preferred Linked Stock” (the “PRPLS”) are outstanding and none shall be issued subject to the Certificate of Designation filed with the Secretary of State of the State of Delaware on February 14, 2023 (the “PRPLS COD”);

FURTHER RESOLVED, that a Certificate of Elimination of the PRPLS (the “PRPLS Certificate of Elimination”) shall be filed with the Secretary of State of the State of Delaware; and

FURTHER RESOLVED, that when the PRPLS Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Charter all matters set forth in the Certificate of Designation with respect to such PRPLS, and all of the shares that were designated as PRPLS shall be returned to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series.

2.    This Certificate of Elimination shall be effective as of 5:00 p.m. Eastern Standard Time on April 27, 2023 (the “Effective Date”).

3.     In accordance with Section 151(g) of the DGCL, effective as of the Effective Date, all matters set forth in the PRPLS COD, are hereby eliminated from the Charter.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of the date first written above.

PURPLE INNOVATION, INC.

By:	/s/ Casey K. McGarvey
	Name:	Casey K. McGarvey
	Title:	Chief Legal Officer, Secretary

Certificate of Elimination of Proportional Representation Preferred Linked Stock